DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 88701-4299 (775) 684 5706 Website: secretaryofstate.biz	Entity # C3046-2002 Document Number: 20050206383-09 Date Filed: 6/2/2005 10:15:23 AM IN THE OFFICE OF DEAN HELLER, SECRETARY OF STATE

Certificate of Change Pursuant to NRS 78.209

Certificate of Change filed Pursuant to NRS 78.209

For Nevada Profit Corporations

1. Name of corporation:

Lakefield Ventures Inc.

2. The board of directors have adopted a resolution pursuant to NRS 78.207 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

50,000,000 shares of common stock par value $0.001 and 10,000,000 preferred shares par value $0.001

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

150,000,000 shares of common stock par value $0.001 and 10,000,000 shares of preferred stock par value $0.001.

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

39,547,000

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

Fractions of 0.5 or greater will be rounded up and fractions les than 0.5 will be rounded down so no fractional shares are issued

7. Effective date of filing (optional): 6/2/05

8. Officer Signature:	/s/ Michael Iverson Signature	Title

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

CERTIFICATE OF AMENDMENT TO THE

ARTICLES OF INCORPORATION OF

LAKEFIELD VENTURES INC.

“I, the undersigned Michael Iverson, Director of Lakefield Ventures Inc. (the “Corporation”), do hereby certify that the Board of Directors of said Corporation by way of written consent resolution, dated April 26, 2005, adopted a resolution to amend the original articles as follows:

FIRST: The name of the corporation is Lakefield Ventures Inc.

SECOND: The Articles of Incorporation, as currently in effect and as heretofore amended and restated, are hereby amended as follows:

“ARTICLE FOUR. (Capital Stock) The corporation shall have authority to issued an aggregate of ONE HUNDRED AND SIXTY MILLION (160,000,000) shares of stock, par value ONE MILL ($0.001) per share divided into two (2) classes of stock as follows for a total capitalization of ONE HUNDRED AND SIXTY THOUSAND DOLLARS ($160,000).

(A)          NON-ASSESSABLE COMMON STOCK: ONE HUNDRED AND FIFTY MILLION (150,000,000) shares of Common Stock, Par Value ONE MILL ($0.001) per share, and

(B)          PREFERRED STOCK: TEN MILLION (10,000,000) shares of Preferred Stock, Par Value ONE MILL ($0.001) per share.

All capital stock when issue shall be fully paid and non-assessable. No holder of shares of capital stock of the corporation shall be entitled as such to any pre-emptive or preferential rights to subscribe to any unissued stock, or any other securities, which the corporation may now or hereafter be authorized to issue.

The corporation’s capital stock may be issued and sold from time to time for such consideration as may be fixed by the Board of Directors, provided that the consideration so fixed is not less than par value.

Holders of the corporation’s Common Stock shall not possess cumulative voting rights at any shareholders meetings called for the purpose of electing a Board of Directors or on other matters brought before stockholders meetings, whether they be annual or special.”

THIRD: The purpose of the amendment to Article Four is to increase the authorized capital of the Company from 50,000,000 shares of common stock to 150,000,000 shares of common stock with a par value of $0.001/share and to give effect to a 1:11.14 forward stock split of the Company’s Common Stock (the “Forward Stock Split”).

FOURTH: The number of shares of the Company issued and outstanding and entitled to vote on amendments to the Articles of Incorporation is Three Million Five Hundred Fifty Thousand (3,550,000) common $0.001 par value stock, that the said changes and amendments have been consented to and approved by a vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

IN WITNESS WHEREOF, Lakefield Ventures Inc. has caused these presents to be signed in its name and on its behalf by Michael Iverson, its President on this ___ day of May, 2005, and its President acknowledges that this Certificate of Amendment is the act and deed of Lakefield Ventures Inc., and, under the penalties of perjury, that the matters and facts set forth herein with respect to authorization and approval are true in all material respects to the best of his knowledge, information and behalf.

LAKEFIELD VENTURES INC.

By: /s/ Michael Iverson

Michael Iverson, President